Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Medtronic, Inc. of our report dated May 24, 2004 relating to the financial statements, which appears in Medtronic, Inc.’s 2004 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended April 30, 2004. We also consent to the incorporation by reference of our report dated May 24, 2004 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Minneapolis, Minnesota
December 30, 2004